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                                  EXHIBIT 6.28

    LETTER AGREEMENT FOR CONVERSION OF OUTSTANDING DEBT, DATED MARCH 24, 1997 BY AND BETWEEN THE COMPANY AND PELLE LEATHER, LTD; GROWTH SCIENCE VENTURES, INC.; L.E. INTERNATIONAL LTD.; PHILLIP DASCHER; JOSEPH TISCHLER; GERALD EPSTEIN; AND STUART NEEDLEMAN


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                                 March 24, 1997


VIA FACSIMILE AND U.S. MAIL

Bruce P. Needleman, Esq.
Needleman & Schulman
21700 Oxnard Street, Suite 1290
Woodland Hills, CA 91367

    RE: KCD HOLDINGS, INCORPORATED ("KCD")

Dear Mr. Needleman:

    This letter will memorialize the proposed agreement reached with KCD concerning the purchase of KCD common stock in complete satisfaction of promissory notes dated May 1, 1996 made by KCD in favor of Pelle Leather, Ltd., Growth Sciences Ventures, Inc., L.E. International, Ltd., Philip Dascher, Joseph Tischler, Gerald Epstein, and Stuart Needleman, O.D. (the "Noteholders").

    The terms of the proposed agreement are as follows. KCD will pay interest to the Noteholders due and payable through March 15, 1997, in cash on or before March 19, 1997. KCD will issue to the Noteholders restricted common stock (the "Shares") equivalent to the unpaid balance as of March 31, 1997 on the promissory notes (the "Balance"). KCD will file the necessary documents to have the restricted common stock (the "Shares") registered on Form S-3 on or before May 15, 1997. The stock price upon which the Balance will be converted to the Shares will be determined as of March 31, 1997. The Balance will be converted to the Shares at a price twenty-five percent (25%) below the closing bid price of KCD Shares on March 31, 1997.

    If this letter does not accurately reflect the terms of the agreement, please contact me immediately. If the terms of the agreement are accurately set forth herein, please execute this letter and return it to our offices at your earliest convenience.


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                                                                     [LETTERHEAD
                                                                         MANNING
                                                                        MARDER &
                                                                          WOLFE]

    Your cooperation and courtesy extended in this matter is appreciated.

                                          Sincerely,

                                          MANNING, MARDER & WOLFE


                                          CHRISTOPHER A. WILSON

CAW
cc:          Sequester Holdings, Inc.


    Noteholders agree to convert their promissory notes dated May 1, 1996 to the Shares pursuant to the terms set forth above.


                                          ---------------------------------
                                                  Bruce P. Needleman
                                                  Attorney for Noteholders



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